Press Release Safety, Income & Growth Reports Third Quarter 2018 Results NEW YORK, October 25, 2018 Safety, Income & Growth Inc. (NYSE: SAFE) today reported results for the third quarter ended September 30, 2018. Highlights for the quarter include: — Net income of $2.0 million or $0.11 per share — Funds from Operations (FFO) of $4.3 million or $0.24 per share — Adjusted Funds from Operations (AFFO) of $1.2 million or $0.07 per share — New investments totaled $106 million — Aggregate portfolio increased 16% to $770 million — Deals under LOI rose to $408 million — Value Bank increased 16% to $1.6 billion “Our focus, now more than ever, is concentrated on building scale. We increased investment volume, hired new talent to expand our offering geographically, added a new bank to our revolving credit facility, while enhancing our marketing efforts and organizational structure,” said Jay Sugarman, Safety, Income and Growth’s Chairman and Chief Executive Officer. “Our efforts have translated into increased transaction activity and a clear path to reaching our $1 billion asset target and the tripling of the size of the portfolio from our IPO in June 2017.” SAFE published a presentation detailing these results and a reconciliation of its non-GAAP financial metrics, which can be found on its website, www.safetyincomegrowth.com, in the “Investor Relations” section. The Company will host an earnings conference call reviewing this presentation beginning at 10:00 a.m. ET today. This conference call can be accessed by all interested parties on the website (listen only) or by 1114 Avenue of the Americas New York, NY 10036 T 212.930.9400 investors@safetyincomegrowth.com dialing toll-free (866) 393-4306 (U.S. domestic) or (734) 385-2616 (international) using conference ID: 8496197. For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the website or by dialing (855) 859-2056 (U.S. domestic) or (404) 537-3406 (international) using the conference ID: 8496197.    Safety, Income & Growth Inc. (NYSE: SAFE) is the first publicly traded company focused on ground leases. The Company seeks to provide real estate owners with better, lower cost capital through its modern ground lease structure, while delivering safe, growing income and long-term capital appreciation to its shareholders. The Company targets major markets throughout the United States, helping owners of high quality multifamily, office, industrial, hospitality and mixed use properties ranging from $25 million to $1 billion generate higher returns with less risk. The Company, which is taxed as a real estate investment trust (REIT), is managed by its largest shareholder, iStar Inc. Additional information on SAFE is available on its website at www.safetyincomegrowth.com. Company Contact: Jason Fooks, Vice President of Investor Relations & Marketing